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                                                                   Exhibit 10.19

       [Letterhead of The Professional Golfers' Association of America]

October 29, 1996


Raymond L. Gellein, Jr.
Chairman
VISTANA DEVELOPMENT, LTD.
8800 Vistana Centre Drive
Orlando, Florida  32821-6353

Dear Rip:

The purpose of this letter is to set forth in general terms the working relationship between Vistana and the PGA for the development, marketing and operation of a golf-oriented vacation club adjacent to the PGA Golf Club in Port St. Lucie, Florida, and for a long-term affiliation for the future development of similar projects.

     1. PGA is entering into an option agreement to acquire a 40-acre commercial tract of land located at the southwest corner of the intersection of I-95 and Reserve Blvd in the Reserve community at Port St. Lucie, Florida (the "Option Parcel"). Vistana agrees to acquire a minimum of 25 contiguous acres on the site for the purpose of developing, marketing and operating a vacation club ("Vacation Club"). The location of the 25 acre site (the "Vistana Property") shall be mutually determined after Vistana completes preliminary due diligence with regard to the Option Parcel.

     2. Vistana will initially purchase a minimum of 10 acres from the PGA at a net price of $150,000 per acre. The closing on the initial purchase will occur on or before March 21, 1997.

     3. Vistana agrees to purchase the balance of the Vistana Property according to the following schedule:

          .    A total of 15 acres must have been acquired by December 31, 1998.
          .    A total of 20 acres must have been acquired by December 31, 1999.
          .    All 25 acres must have been acquired by December 31, 2000.

     The price of the additional 15 acres to be acquired after the initial closing will also be $150,000 per acre; however, Vistana will fund direct carrying costs on the balance of the Vistana Property (such as property taxes and assessments) as identified in a land purchase agreement as such expenses are incurred by PGA.

Raymond L. Gellein, Jr.
Chairman
VISTANA DEVELOPMENT, LTD.
October 29, 1996
Page Two

     4. Vistana will be responsible for developing, marketing and operating the Vacation Club. The Vacation Club will consist of vacation ownership units that will be sold on an interval ownership basis and related amenities on the Vistana Property. The parties intend that the Vacation Club will be expanded to include other properties developed through the affiliation agreement described in paragraph 13 below as well as other Vistana operated properties approved by PGA.

     5. Vistana and PGA will develop marketing strategies for the Vacation Club that make use of the PGA's brand name and its network of 21,500 golf professionals who are employed at 8,000+ golf facilities throughout the U.S. and who provide products and services to more than 15 million golfers annually. Such marketing strategies may include: access to PGA member data for marketing purposes; announcements at PGA merchandise shows; seminars at national and Section meetings for continuing education credit; promotion in the PGA Magazine and other PGA media properties; and coordination with PGA sponsors and licensees. Such marketing programs will provide financial incentives to PGA golf professionals who provide referrals to Vistana through contributions to the professionals' PGA Retirement Plan.

     6. Vistana's commitment to develop the Vacation Club and purchase the Vistana Property is conditioned upon the following:

          . Receipt of all governmental approvals and permits for the development of the property and the sale and marketing of the Vacation Club product. Vistana will pay all costs of obtaining such permits and approvals. PGA will assist Vistana as may reasonably be required.

          . The parties will apportion, as appropriate, development costs associated with bringing necessary infrastructure to the Option Parcel.

          . Customary due diligence conditions that will be set forth in the land purchase agreement.

          . PGA's commitment to develop a Learning Center adjacent to the Option Parcel.

          . Satisfactory access to existing and future PGA golf courses in St. Lucie County for Vacation Club owners and renters.

          . PGA's commitment to develop additional golf courses in St. Lucie County as may be required to satisfy the demand for golf by Vacation Club owners and renters.

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

Raymond L. Gellein, Jr.
Chairman
VISTANA DEVELOPMENT, LTD.
October 29, 1996
Page Three

          . Exclusive rights to develop vacation ownership on property owned or controlled by PGA in St. Lucie County.

     7. Vistana represents that it has access to financing for the Vacation Club. PGA represents that it has access to financing for the development of the Learning Center.

     8. PGA will license the use of its name and logo to Vistana to use in the promotion and advertising of the sale or rental of vacation ownership units at the Vacation Club and in the promotion of the affiliation between Vistana and PGA. Vistana will have the first right to develop additional vacation clubs in conjunction with golf courses to be developed by the PGA. PGA agrees to consider licensing the use of its name and logo to other vacation ownership projects to be developed by Vistana that are not affiliated with PGA golf courses. The name of the club will be the "PGA Vacation Club by Vistana" or such other name (which shall at Vistana's option include the name Vistana) approved by PGA. Vistana will pay to the PGA a royalty for the use of its name on the Vacation Club as provided in paragraph 9 below. PGA will not use or license the PGA Vacation Club name to or for any other vacation club, timeshare resort or similar property during the term of the affiliation described in paragraph 13.

     9. The combined referral incentives payable to PGA golf professionals and royalties payable to the PGA will be 10% of the revenues derived from the sale of units, excluding any interest on sales financing. Vistana will also pay PGA a royalty of 2% of the revenues derived from the transient rental of units.

     10. PGA and Vistana will reach an agreement to provide a mutually acceptable level of preferred access to the PGA Golf Club and other PGA golf courses situated in St. Lucie County by Vacation Club owners and renters. PGA acknowledges that such access is critical to the experience of the Vacation Club owners and renters and to the ultimate success of the venture.

     11. Vistana and PGA will work together to develop a site plan for the Option Parcel to provide for common architectural themes among the facilities to be developed at the site. PGA intends to sell a portion of the Option Parcel to developers of a limited service and a full-service hotel. Vistana will work with the developers of these hotels to develop cooperative marketing and operational capabilities. Recognizing the importance of the operational capabilities to the Vacation Club, the PGA will require that the hotel operators make similar commitments to Vistana.

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

Raymond L. Gellein, Jr.
Chairman
VISTANA DEVELOPMENT, LTD.
October 29, 1996
Page Four


     12. PGA agrees to assist Vistana in developing a centralized reservation system so that unit owners and renters can make tee times through the Vistana system. PGA and Vistana agree to coordinate their marketing, advertising, promotion and sales activities.

     13. Vistana and PGA agree to enter into a long-term, multi-site affiliation agreement for the development of additional vacation club properties at or adjacent to other golf course facilities licensed, operated or approved by the PGA. Vistana will have the first right to develop these properties, on terms and conditions substantially identical to those for the Vacation Club in St. Lucie County, for a term of ten years, which term may be extended by satisfying various performance criteria to be agreed by Vistana and PGA.

     14. This is a non-binding letter of intent and nothing contained herein shall be construed as a binding agreement by either Vistana or the PGA or their respective representatives. Vistana and PGA agree that neither shall disclose any of the terms, conditions or provisions of this letter of intent or any topics of discussion in connection with the proposed transaction except to those individuals necessary to carry out the terms and conditions of any ultimate agreement (e.g., financing sources and advisors, accountants, attorneys, etc.) unless such disclosure is agreed to by both parties.

     15. Vistana and PGA agree that time is of the essence with this transaction and agree to use their best efforts to finalize their agreements within the next 60 days.

     16. Vistana and PGA agree to announce this project within the next two weeks.

If the foregoing is acceptable to you, please acknowledge by signing below and returning one copy to us for our files.


Vistana Development, Ltd.               Professional Golfers'
                                        Association of America



By:  /s/ Jeffrey A. Adler               By:  /s/ Jim L. Awtrey
     --------------------                    -----------------------
     Jeffrey A. Adler                            Jim L. Awtrey
     President                               Chief Executive Officer


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